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                                                                   Exhibit 99.1

JLG Logo
1 JLG Drive                                              CONTACT:  JUNA ROWLAND
McConnellsburg, PA 17233-9533         DIRECTOR - CORPORATE & INVESTOR RELATIONS
Telephone (717) 485-5161                             (240) 313-1816, ir@jlg.com
Fax (717) 485-6417
www.jlg.com


                        JLG COMMENTS ON BUSINESS TRENDS
                         DURING ITS ANALYST FIELD TRIP

         MCCONNELLSBURG, PA, MARCH 27, 2002 - JLG Industries, Inc., (NYSE: JLG) hosted an Analyst Field Trip on Wednesday, March 20, 2002, during the CONEXPO-CON/AGG 2002 trade show in Las Vegas, Nevada. The Company reviewed its analysis of current market dynamics as well as JLG's growth opportunities, strategies and forecast for fiscal 2002 and beyond.

          Bill Lasky, Chairman of the Board, President and Chief Executive Officer, included the following key points in his address to meeting attendees and those participating via the internet and conference call:

o In North America, economic recovery is forecasted to begin in the latter part of calendar 2002, during JLG's first and second fiscal 2003 quarters. This anticipated improvement in the U.S. economy is expected to lead a similar improvement in Europe and the rest of the world.

o During the consolidation process, despite substantially reduced pricing, North American AWP gross manufacturing margins remained relatively constant, underscored by process improvements and sourcing improvements. Margin rates have been under a great deal of pressure and have deteriorated in Europe because of low-cost competition and the strong U.S. dollar vis-a-vis the Euro. European sourcing and manufacturing are expected to offset this disadvantage over the longer term.

o Following the Gradall acquisition and the subsequent change in sales policy from the distributor network to the large rental companies, telehandler product margins have deteriorated. Now that JLG has entered the crab-steer product market segment, the Company is refocusing marketing of the rear-pivot-steer telehandler on specific market segments where its features and benefits are valued.



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o    While the Company is unable to control the economy, JLG has controlled its response to it, managing the short-term while making strategic investments to position JLG for the eventual upturn in the economy and continued growth. When the economy returns to pre-recessionary levels as expected, North American market growth is expected to be in the five to seven percent range. However, the Company believes a growth rate toward the lower end of this range is more realistic, with almost double this growth rate for Europe due to the relative immaturity of the AWP market in this region.

o Since the latter half of fiscal 2001, many consolidated rental companies have been aging their fleets, taking the opportunity to focus on internal operations as well as postponing capital spending due to the uncertainty in the economy. Assuming increased product demand, financing availability and used equipment disposition, JLG expects increased sales in fiscal 2003 as these companies begin refreshing their fleets.

o Growth opportunities in North America include the crab-steer telehandler products, new boom lifts and scissor lifts, Workstation in the Sky(TM) accessory packages and the new Transformer(TM) 6,600 pound capacity telehandler that can be converted in less than 10 minutes into a true aerial work platform with full drive controls from the platform.

o The consolidation of the rental segment in Europe is developing. Adherence and adoption of safety regulations will continue to be a major driver in the use of aerial work platforms in ever-widening applications. Aerial work platforms are currently under-utilized when compared to usage of AWPs in North America. This offers a growth opportunity for JLG. Additionally, the European telehandler product line and excavators provide growth opportunities for JLG since the Company has not participated previously in these market segments.

o Launching ServicePlus(TM) through a five-site pilot program in North America and expanding the program across Europe are additional growth opportunities beyond fiscal 2002.

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o    JLG's strategy includes a continuing focus on cash and managing the balance sheet, and the Company continues to forecast free cash flow in a range of $125 to $150 million for the full year. Assuming stability in the economy, sales for the balance of the year are expected to be relatively flat, year-on-year, and earnings per share, for the full year in a range of $0.65 to $0.75, excluding one-time charges and goodwill impairment.

o The Company's longer-term revenue goal of $2 billion has been delayed by the recessionary climate. However, JLG is targeting to reach that goal by fiscal 2007. To accommodate that goal, JLG is looking at appropriate changes to its capital structure to better match its goals and provide a stronger foundation for further growth.

         JLG Industries, Inc. is the world's leading producer of mobile aerial work platforms and a leading producer of telehandlers and telescopic hydraulic excavators marketed under the JLG(R) and Gradall(R) trademarks. Sales are made principally to rental companies and distributors that rent and sell the Company's products to a diverse customer base, which include users in the industrial, commercial, institutional and construction markets. JLG's manufacturing facilities are located in the United States and Belgium, with sales and service locations on six continents.

      This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including but not limited to those relating to financial projections and future financial performance, cost-cutting and manufacturing improvement efforts, future market conditions and trends, the growth of the Company's businesses, product demand, the introduction of new products, and the opening of new facilities. The forward-looking statements in this announcement may involve certain risks and uncertainties, which could cause actual results to differ materially, including cyclical demand, a consolidating customer base, competition, continued innovation, product liability, availability of product components, and other risks, as detailed in the Company's SEC reports, including the report on Form 10-Q for the quarter ended January 31, 2002.

                    For more information, visit www.jlg.com.
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